UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2007

CLAYMONT STEEL HOLDINGS, INC.

(Exact name of registrant specified in its charter)

Delaware	333-136352	20-2928495
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 Philadelphia Pike, Claymont, Delaware	19703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (302) 792-5400

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2007, the Compensation Committee of the Board of Directors of the Registrant modified Chief Executive Officer Jeff Bradley’s incentive compensation arrangements by providing a grant of options to purchase 80,000 shares of common stock divided equally over four years and reducing the amount of restricted stock units Mr. Bradley is eligible to receive each year from $225,000 to $125,000. Each year, options to purchase up to 20,000 shares of common stock will be eligible for vesting. The number of options that will vest in each year and the amount of restricted stock Mr. Bradley receives each year will be determined on the same basis as the amount of Mr. Bradley’s annual cash bonus is determined: two-thirds will be based on achieving performance criteria and one-third may be awarded in the Compensation Committee’s discretion. The options that commence vesting each year will vest over a four-year period and any portion of the options to purchase 20,000 shares that do not commence vesting in that year will be forfeited. The Compensation Committee also determined to release approximately $855,000 in dividends withheld from Mr. Bradley in respect of shares of restricted stock owned by him.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAYMONT STEEL HOLDINGS, INC.

Date: February 5, 2007	By:	/s/ David Clark
	Name:	David Clark
	Title:	Chief Financial Officer